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                                                                    Exhibit 3.10

                      ALPHA NATURAL RESOURCES SERVICES, LLC

                           A LIMITED LIABILITY COMPANY

                       LIMITED LIABILITY COMPANY AGREEMENT

      THIS LIMITED LIABILITY COMPANY AGREEMENT (this "Agreement") of Alpha Natural Resources Services, LLC (the "Company"), is entered into as of the 31st day of December, 2003, by Alpha Natural Resources, LLC, a Delaware limited liability company, and AMFIRE Holdings, Inc., a Delaware corporation, as the members (the "Members") of the Company.

                                    ARTICLE I

                   FORMATION OF THE LIMITED LIABILITY COMPANY

      1.1 FORMATION. On December 10, 2003, the Company was formed by filing a duly executed Certificate of Formation with the Delaware Secretary of State in accordance with and pursuant to the provisions of the Act (as hereinafter defined). If there is a direct conflict between the provisions of this Agreement and any mandatory, non-waivable provision of the Act, such provision of the Act shall control. If any provision of the Act provides that it may be varied or superseded in the limited liability company agreement (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter. If any provisions of this Agreement would cause the Company not to be taxed as a partnership for federal income tax purposes under the provisions of the Code, such provisions of the Agreement shall be void to the extent necessary to ensure the Company is taxed as a partnership for federal income tax purposes. If there is a conflict between this Agreement and the Certificate of Formation, the provisions of the Certificate of Formation shall control.

      1.2 NAME. The name of the Company is Alpha Natural Resources Services,
LLC.

      1.3 BUSINESS. The business of the Company shall be to carry on any lawful business.

      1.4 PRINCIPAL PLACE OF BUSINESS. The principal place of business of the Company shall be located at 406 West Main Street, Abingdon, VA 24210 or at such other place or places as the Board of Managers (as defined below) may from time to time determine.

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                                   ARTICLE II

                                   DEFINITIONS

      The following terms shall have the following meanings:

      2.1 ACT. "Act" shall mean the Delaware Limited Liability Company Act at D.G.C.L. Section 18-101, et seq., as amended.

      2.2 CAPITAL CONTRIBUTION. "Capital Contribution" means any contribution to the capital of the Company in cash or property by the Members pursuant to
Article V.

      2.3 CODE. "Code" means the Internal Revenue Code, as amended.

      2.4 D.G.C.L. "D.G.C.L." means the Delaware General Corporation Law, as amended.

      2.5 "MEMBERSHIP INTEREST" shall mean the Members' entire interest in the Company and such other rights and privileges that the Members may enjoy by being the Members.

      2.6 "MEMBERS" shall refer to Alpha Natural Resources, LLC, a Delaware limited liability company, and AMFIRE Holdings, Inc., a Delaware corporation.

                                   ARTICLE III

                                     MEMBERS

            The names and mailing addresses of the Members are Alpha Natural Resources, LLC, 406 West Main Street, Abingdon, VA 24210 and AMFIRE Holdings, Inc., 406 West Main Street, Abingdon, VA 24210.

                                   ARTICLE IV

                                LIMITED LIABILITY

            The Members and the Managers (as defined below), their agents, employees and affiliates shall not have any liability under a judgment, decree, or order of a court, or in any other manner, for a debt, obligation or liability of the Company, except to the extent provided in the Act.

                                    ARTICLE V

                              CAPITAL CONTRIBUTIONS

      5.1 INITIAL CAPITAL. Alpha Natural Resources, LLC shall contribute office leases, computers and software as its initial capital contribution. AMFIRE Holdings, Inc. shall contribute cash of $1,000 as its initial capital contribution.

      5.2 ADDITIONAL CAPITAL CONTRIBUTIONS. The Members are not required to make any additional capital contributions to the Company. To the extent determined by the Members, the

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Members are permitted to make additional capital contributions if and to the extent the Members determine that such additional capital contributions are appropriate.

      5.3 PAYMENTS BY THE COMPANY. All costs and expenses of the Company shall be paid from its funds.

      5.4 UNITS. The Members' Membership Interests shall be divided into "Units." The Units shall be evidenced by the issuance to the Members of Unit certificates. The number of Units held by the Alpha Natural Resources, LLC shall be 99. The number of Units held by the AMFIRE Holdings, Inc. shall be 1.

                                   ARTICLE VI

                                  DISTRIBUTIONS

      Distributions shall be made to the Members at the times and in the aggregate amounts determined by the unanimous consent of the Members. No distribution shall be declared and paid (a) unless, after the distribution is made, the fair value of the Company's assets is at least equal to all of the Company's liabilities or (b) if the declaration or payment would cause the Company or any of its subsidiaries to breach any material agreement.

                                   ARTICLE VII

                                   ALLOCATIONS

      The Company's profits and losses shall be allocated to Members pro rata based on the number of Units held by each Member.

                                  ARTICLE VIII

                                MANAGEMENT POWERS

      8.1 GENERAL POWERS. Management of the Company's business and affairs shall be exclusively vested in a Board of one or more managers (the "Board of Managers") elected by the affirmative vote or written consent of Members holding a majority of the Units. The Members, by virtue of having the status as Members, shall have no management power over the business and affairs of the Company or actual or apparent authority to enter into contracts on behalf of, or to otherwise bind, the Company, provided, however that the Members shall have the right to execute certain required filings with governmental authorities on behalf of the Company, including filings to qualify to do business and filings with the United States Internal Revenue Service. The Board of Managers shall elect and remove such officers (the "Officers") and hire such employees as it deems appropriate. The Officers shall have the titles, terms, power, authority, and duties as determined by the Board of Managers. The Board of Managers and the Officers (to the extent determined by the Board of Managers) shall have full power and authority to do all things on such terms as they, in their individual sole discretion, may deem necessary or appropriate to conduct, or to cause to be conducted, the business and affairs of the Company.

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Without limiting the generality of the foregoing, the Board of Managers shall have the right, power and authority on behalf of the Company:

            (i) to develop, review and approve annual budgets, policies, operating guidelines, and other key operational items for the Company;

            (ii) to arrange for such personnel as may be necessary or convenient to carry out the business and affairs of the Company;

            (iii) to establish such reasonable cash reserves to provide for anticipated expenses of the Company as the Board of Managers determines to be necessary for timely payment of such expenses; and

            (iv) to direct the appropriate Officers of the Company to make, execute, assign, acknowledge and file on behalf of the Company any and all documents or instruments of any kind which the Board of Managers may deem necessary or appropriate in carrying out the business and affairs of the Company, including without limitation, powers of attorney, agreements of indemnification, documents or instruments of any kind or character, and amendments thereto (and no person, firm or corporation dealing with the Board of Managers shall be required to determine or inquire into the authority or power of the Board of Managers to bind the Company or to execute, acknowledge or deliver any and all documents in connection therewith).

      8.2 BOARD OF MANAGERS. The managers serving on the Board of Managers (each, a "Manager" and collectively, the "Managers") need not be Members of the Company. The initial Manager shall be Michael J. Quillen. Except as otherwise provided herein, all decisions to be made or actions to be taken by the Company with respect to the Company's business shall be made by a majority vote of the Managers serving on the Board of Managers at which a quorum is present. Each Manager shall have one vote. Successor or additional Managers shall be elected by the Members. Any Manager may be removed as a Manager, with or without cause, by the Members.

      8.3 MEETINGS OF BOARD OF MANAGERS; ACTION IN LIEU OF MEETINGS. If at any time there is more than one Manager, (a) meetings of the Board of Managers may be held upon the written or telephonic request of any Manager, (b) attendance at a meeting of a majority of the Board of Managers shall constitute a quorum for the purpose of transacting business at that meeting, (c) the act of a majority of the Managers present at a meeting of the Board of Managers at which a quorum is present shall be deemed to constitute the act of the Board of Managers and
(d) the Board of Managers may conduct meetings by means of a conference telephone or similar equipment, and may take action by written consent of a majority of the Managers without a meeting if a majority of the Managers consent in writing.

      8.4 DUTIES OF THE MANAGERS; FIDUCIARY RELATIONSHIP. Each Manager shall perform his duties in good faith, in a manner he reasonably believes to be in the best interests of the

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Company, and with such care as an ordinarily prudent person in a like position would use under similar circumstances. Except as provided in Section 9.2, no Manager shall have any liability to the Company or its Members or assignees for monetary damages for breach of fiduciary duty.

      8.5 POWERS OF THE BOARD OF MANAGERS; RELIANCE ON EXPERTS.

        (a) Except as otherwise provided in this Agreement, the Board of Managers shall have all the powers conferred upon Managers by the Act and this Agreement, including but not limited to, (i) the right to choose and hire employees; and (ii) the right to select the provider of any insurance to or for the benefit of the Company, and purchase, modify or terminate any such insurance. The Board of Managers shall have no authority to do any act in contravention of either the Certificate of Formation or this Agreement.

        (b) In performing its duties, the Board of Managers shall be entitled to rely on information, opinions, reports or statements of one or more agents of the Company whom the Managers reasonably believe to be reliable and competent in the matters presented or any attorney, public accountant or other person as to matters which the Managers reasonably believe to be within such person's professional or expert competence.

      8.6 RESIGNATIONS. Any Manager may resign at any time upon notice given in writing or by electronic transmission. The resignation shall take effect at the time specified therein, and if no time is specified, at the time of its receipt by the President or Secretary of the Company. The acceptance of a resignation shall not be necessary to make it effective.

                                   ARTICLE IX

                    INDEMNIFICATION OF OFFICERS AND MANAGERS

      9.1 INDEMNIFICATION. To the fullest extent permitted by the Act, the Company shall indemnify its Managers, Officers, employees and agents, or persons serving at the request of the Company as a manager, director, officer, employee or agent of another entity, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or administrative (each, an "Indemnitee"), against and from any personal loss, liability or damage incurred as a result of any act or omission that such Indemnitee believes in good faith to be within the scope of authority conferred by this Agreement, except for willful misconduct or gross negligence.

      9.2 EXCULPATION OF LIABILITY OF MANAGERS OR OFFICERS. No Manager or Officer shall be liable for errors in judgment or for any act or omission if such person acts in good faith. Notwithstanding anything to the contrary set forth in this Agreement, no Manager or Officer shall be liable to the Company or to the Members for monetary damages or losses sustained or liabilities incurred as a result of any act or omission constituting a breach of such Manager's or Officer's fiduciary duty, except: (i) for a breach of such person's duty of loyalty to the Company or the Members; (ii) for acts or omissions not in good faith or which involve intentional

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misconduct or a knowing violation of law; or (iii) for any transaction from which such person derived an improper personal benefit. If the D.G.C.L. is amended after the date of this Agreement to authorize Delaware corporations to further eliminate or limit the personal liability of directors of Delaware corporations, then the liability of a Manager and an Officer to the Company, in addition to the personal limitations provided herein, shall be further limited to the fullest extent permitted of Delaware corporations under the D.G.C.L. as so amended.

                                    ARTICLE X

                                     MEMBERS

      10.1 ADMISSION OF MEMBERS. A person may be admitted to the Company as an additional Member only upon the unanimous written consent of the Members.

      10.2 VOTING. Unless otherwise expressly provided herein or in the Act, all Company business and decisions requiring a vote of the Members (including any action required or permitted by the Act to be taken at a Members' meeting) shall be upon the affirmative vote or written consent of Members holding a majority of the Units.

                                   ARTICLE XI

                                   ACCOUNTING

      11.1 TITLE TO PROPERTY AND BANK ACCOUNTS. The Company's property shall be held in the name of the Company. The funds of the Company shall be deposited in the name of the Company in bank or brokerage accounts designated by the Board of Managers and withdrawals therefrom shall be made upon the signature of the Officers of the Company.

      11.2 BOOKS. To the extent required by the Act, the Board of Managers shall maintain or cause to be maintained complete and accurate records and books of account of the Company's affairs at the principal office of the Company. The Company's books shall be kept on a calendar year accounting period and in accordance with generally accepted accounting principles applied on a consistent basis. The records and books of the Company shall be available to the Members for purposes relating to the Members' interest in the Company for inspection and copying at reasonable times and pursuant to other reasonable standards set by the Board of Managers.

                                   ARTICLE XII

                         TRANSFER OF MEMBERSHIP INTEREST

      The Members may transfer or assign in whole or in part their Membership Interests in the Company. The Members' Membership Interest in the Company shall be freely alienable.

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                                  ARTICLE XIII

                                   DISSOLUTION

      13.1 EVENTS OF DISSOLUTION. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following:

            (i) the unanimous written consent of the Members to dissolve the Company; or

            (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

      13.2 BANKRUPTCY OF THE MEMBERS. The bankruptcy of the Members will not cause the Members to cease to be Members of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

      13.3 DISTRIBUTION OF ASSETS. In the event of dissolution, the Company shall conduct any such activities as are necessary to wind up its affairs (including the sale of the assets of the company in an orderly manner), and the assets of the Company shall be distributed in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

                                   ARTICLE XIV

                               GENERAL PROVISIONS

      14.1 ENTIRE AGREEMENT. This Agreement embodies the entire understanding and agreement of the Members concerning the Company and supersedes any and all prior negotiations, understandings or agreements in regard thereto.

      14.2 AMENDMENT. This Agreement may not be amended except pursuant to the unanimous written consent of the Members.

      14.3 HEIRS, SUCCESSORS AND ASSIGNS. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the Members and, to the extent permitted by this Agreement, their respective heirs, legal representatives, successors and assigns.

      14.4 APPLICABLE LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

                            [Signature on next page]

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      IN WITNESS WHEREOF, the Members have executed this Agreement as of the day first written above.

                                         MEMBERS:

                                         Alpha Natural Resources, LLC,
                                           a Delaware limited liability company

                                         By: /s/ Michael J. Quillen
                                         Name: Michael J. Quillen
                                         Title: President and Manager

                                         AMFIRE Holdings, Inc.,
                                           a Delaware corporation

                                         By: /s/ Eddie W. Neely
                                         Name: Eddie W. Neely
                                         Title: President and Manager

                                         THE COMPANY:

                                         Alpha Natural Resources Services, LLC
                                           a Delaware limited liability company

                                         By: /s/ Michael J. Quillen
                                         Name: Michael J. Quillen
                                         Title: President and Manager

            [Signature page to Alpha Natural Resources Services, LLC
                      limited liability company agreement]